Exhibit 99.2

NEWS RELEASE	Contact:	Derek Gaertner
For Immediate Release		580 2nd Street, Suite 102
Encinitas, CA 92024
Phone: (760) 479-5075

MACC Private Equities Inc.
Announces Results of Second Quarter

ENCINITAS, CALIFORNIA — (May 17, 2010) — On May 17, 2010, MACC Private Equities Inc. (NASDAQ Capital Market: MACC) (the “Company” or “MACC”) announced its preliminary results of operations from the second quarter of its fiscal year 2010, which are subject to adjustment upon completion of its annual audit.

For the second quarter of fiscal 2010, MACC recorded total investment income of $78,775, as compared to total investment income of $81,763 for the second quarter of fiscal 2009, a decrease of $2,988, or 3.7%, from total investment income for the prior year second quarter.  This decrease in investment income was the net effect of an increase in interest income of $2,445, or 3.3%, and a decrease in dividend income of $5,433, or 70%.  The increase in interest income is the net result of (i) an increase in interest income due to one follow-on debt portfolio security investment, (ii) an increase due to one debt portfolio security paying interest which was on non-accrual of interest status, (iii) a decrease due to repayments of principal on debt portfolio securities issued to us by three portfolio companies, and (iv) a decrease in interest income on one debt portfolio security which has been written off in the current year second quarter.  In the both current year second quarter and the prior year second quarter, MACC received a dividend on one existing portfolio investment.  The decrease in dividend income in the current year was due to a smaller dividend amount.  MACC anticipates that its dividend income will continue to decrease in future periods.

Net operating expenses for the second quarter of the current year were $246,609, a decrease of $73,703 or 23%, as compared to net operating expenses for the prior year second quarter of $320,312.  Net investment expense for the second quarter of fiscal 2010 was $167,834, as compared to a net investment expense of $238,549 in the second quarter of fiscal 2009.

During the current year second quarter, MACC realized a net loss of $3,063,596 on three portfolio investments, as compared with a net loss of $768,610 on one portfolio investment in the prior year second quarter.  MACC recorded a net change in unrealized appreciation/depreciation on investments of $2,618,444 during the current year second quarter, as compared to ($381,771) during the prior year second quarter.

MACC experienced a net decrease of $612,986 in net assets for the second quarter of fiscal year 2010, and the resulting net asset value per share was $2.72 as of March 31, 2010, as compared to $3.17 as of September 30, 2009.  The decrease in net asset value during the second quarter ended March 31, 2010 was primarily the result of the net realized loss on investments, as described above.

MACC is a business development company in the business of making investments in small businesses in the United States.  MACC common stock is traded on the Nasdaq Capital Market under the symbol “MACC.”

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by MACC  pursuant to the safe-harbor provisions of the 1995 Act, and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, MACC has identified in its Annual Report to Shareholders for the fiscal year ended September 30, 2009, important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of MACC, including, without limitation, the high risk nature of MACC’s portfolio investments, the effects of general economic conditions on MACC’s portfolio companies and the ability to obtain future funding, any failure to achieve annual investment level objectives, changes in prevailing market interest rates, and contractions in the markets for corporate acquisitions and initial public offerings.  The forward-looking statements contained in its Annual Report are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended (the “1933 Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  MACC further cautions that such factors are not exhaustive or exclusive.  MACC does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of MACC.

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